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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-12125), the Registration Statement on Form S-8 (No. 333-48650), the Registration Statement on Form S-8 (No. 333-04869), the Registration Statement on Form S-8 (No. 333-04871), the Registration Statement on Form S-8 (No. 333-18331) and the Registration Statement on Form S-8 (No. 333-50012) of Tupperware Corporation of our report dated February 7, 2003 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 7, 2003 relating to the financial statement schedules, which appears in this Form 10-K.


PricewaterhouseCoopers LLP



Orlando, Florida
March 26, 2003